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                                                                     EXHIBIT 3.2

                    AMENDMENT NO. 1, DATED OCTOBER 3, 1995,
                                     TO THE
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                          A I M MANAGEMENT GROUP INC.
                       ADOPTED EFFECTIVE DECEMBER 9, 1993



       The By-Laws of A I M Management Group Inc. are hereby amended as follows:

1.     Article VII, 7.7, 7.8 and 7.9 shall be amended in their entirety to read:

                 SECTION 7.7. Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer, subject to the control of the Board of Directors, shall in general supervise and control the business and affairs of the corporation. In the absence of the Chairman or Vice Chairman of the Board (if such office is created by the Board), the Chairman and Chief Executive Officer shall preside at all meetings of the Board of Directors and of the stockholders. He may also preside at any such meeting attended by the Chairman or Vice Chairman of the Board, if he is so designated by such Chairman or, in the Chairman's absence, by the Vice Chairman. He shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chairman and Chief Executive Officer shall have the power to appoint and remove subordinate officers, agents and employees, except those elected or appointed by the Board of Directors. The Chairman and Chief Executive Officer shall keep the Board of Directors fully informed and shall consult them concerning the business of the corporation. He may execute certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board of Directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof has been expressly delegated by these by-laws or by the Board of Directors to some other officer or agent of the corporation. He shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and in general he shall perform all other duties normally incident to the office of Chairman and Chief Executive Officer and such other duties as may be prescribed by the stockholders or the Board of Directors from time to time.

                 SECTION 7.8. President. The President shall be the Chief Operating Officer of the corporation and shall have such other duties and perform such other responsibilities as may be delegated to him by the Board of Directors or the Chairman and Chief Executive Officer, and, in the absence of the Chairman and Chief Executive Officer, shall assume the responsibilities of that office in addition to his other responsibilities. The President shall keep the Chairman and Chief Executive Officer and the Board of Directors fully informed and shall consult them concerning the operations of the corporation. He may execute certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board of Directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof has been expressly delegated by these by-laws or by the Board of Directors to some other officer or agent of the corporation. In the absence of the Chairman and Chief Executive Officer, the President shall vote, or give a proxy to any other officer of the corporation to vote, all shares of stock of any other corporation standing in the name of the corporation and, in general, he shall perform all other duties normally incident to the office of the President and



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such other duties as may be prescribed by the stockholders, the Board of
Directors or the Chairman and Chief Executive Officer from time to time.

                 SECTION 7.9. Vice Presidents. In the absence of the President, or in the event of his inability or refusal to act, the Executive Vice President (or in the event there shall be no Vice President designated Executive Vice President, any Vice President designated by the Board) shall perform the duties and exercise the powers of the President. Any Vice President may execute certificates for shares of the corporation and any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Board of Directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof has been expressly delegated by these by-laws or by the Board of Directors to some other officer or agent of the corporation. The Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President, the Board of Directors or the Executive Committee.

2. Article VII, Section 7.11 is renumbered Section 7.10 and subsequent sections are renumbered accordingly.

3. Article VIII relating to Contracts, Checks and Deposits is deleted in its entirety and subsequent articles are renumbered accordingly.